OPHTHALMIC IMAGING SYSTEMS

221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

CONTACTS:
GIL ALLON, CEO
ARIEL SHENHAR, CFO
(916) 646-2020
INVESTOR RELATIONS
TODD FROMER / GARTH RUSSELL
KCSA Worldwide
212-896-1215 / 212-896-1250

FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS TO LAUNCH THREE NEW PRODUCTS AT THE AMERICAN ACADEMY OF OPHTHALMOLOGY'S (AAO) 111TH ANNUAL MEETING

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OPHTHALMIC IMAGING SYSTEMS Launches OIS WinStation XP TM Version 10.5 Software, Symphony TM, Symphony Encore TM

SACRAMENTO, Calif., November 9, 2007 -- Ophthalmic Imaging Systems (OIS) (OTCBB:OISI), a leading provider of ophthalmic digital imaging and informatics solutions, announced today that it will launch three new products at the American Academy of Ophthalmology's (AAO) 111th Annual Meeting being held November 10th – 13th, at Ernest N. Morial Convention Center in New Orleans.

The three new products to be introduced will include OIS WinStation XP TM Version 10.5 Software, Symphony TM and Symphony Encore TM

- OIS WinStation XP TM Version 10.5 Software's increased capabilities include: AutoMontage TM *OnTheFly* enabling photographers to capture images direct to our industry leading AutoMontage TM module. AutoEnhance TM, a revolutionary method of optimizing every image individually, both during capture and in review; and AutoStabilizer, allowing precise alignment of an entire series of images for easier clinical evaluation.
- OIS Symphony™ provides integration, storage and customized access to data and images from a variety of diagnostic devices. Symphony allows comparisons of OCT and fundus images with visual field data. This product is ideal for tracking the progression of various disease states.
- OIS Symphony Encore™ facilitates web accessibility for health care providers to review WinStation and/or Symphony data and images from any internet access point.

"The AAO conference is the largest gathering of our customers' key decision-makers in the world, creating an ideal opportunity to launch new products. It is a showcase of the best technologies in the industry. We continue to strive to lead the industry in innovation, product quality and customer care. Our new product offerings again raise the bar for digital imaging and informatics in ophthalmology. We have underlined our commitment to these product sectors with our new branding message: "From Capture to Connectivity"" stated Gil Allon, CEO of Ophthalmic Imaging Systems.

The Company will be hosting an exhibit at the AAO 111th Annual Meeting at booth # 1044.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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